QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.18

ROCKY MOUNTAIN STEEL MILLS
LABOR DISPUTE SETTLEMENT AGREEMENT

        CF&I, L.P., d/b/a Rocky Mountain Steel Mills, (hereinafter, "RMSM" or "Company") and the United Steelworkers of America AFL-CIO, CLC and its Locals 2102 and 3267 (collectively referred to as "Union") hereby agree to enter into this Labor Dispute Settlement Agreement ("LDS" or "Agreement") resolving their respective concerns and differences.

I.

CONDITIONS PRECEDENT TO AGREEMENT

        A.    The Parties (defined herein as both RMSM and Union; each is also referred to separately as a Party) agree and recognize that all of the events below in this Paragraph A are essential considerations and are the conditions precedent for this Agreement. The Parties recognize this Agreement is conditioned upon and is not effective unless and until all of the numbered events below occur. This Agreement shall be deemed effective and of full force and validity on the date that the last condition precedent occurs, hereafter referred to as "Effective Date." The Parties further agree that conditions precedent numbers 1 and 2 below shall occur before any other conditions precedent.

  1.
  This Agreement is approved within 30 days of the Tentative Agreement Date ("TAD") by New CF&I Inc.'s Shareholders and Board of Directors. The Company will provide written notification to the Union within 2 days after the occurrence of this condition precedent.

  2.
  This Agreement is approved within a reasonable period of time by any lenders, bankers, bondholders, or others with a financial stake in the Company who will be entitled to input on the settlement due to the financial costs to be incurred by the Company under this Agreement. The Company will provide written notification to the Union within 2 days after the occurrence of this condition precedent.

  3.
  A new collective bargaining agreement is executed between RMSM and the Union which is a full and final agreement ratified and legally binding on the Parties for the term set forth in the agreement for each of the four (4) bargaining units; Production and Maintenance; Clerical and Technical; Water; and Plant Protection.

  4.
  This Agreement is approved by the National Labor Relations Board (NLRB) as a non Board settlement dispositive of all issues pending in Cases 27-CA-15562, 27-CA-15750, 27-CA-16054 and 27-CA-16164 and the General Counsel for the NLRB withdraws the complaints in Cases 27-CA-15562, 27-CA-15750, 27-CA-16054 and 27-CA-16164. The Parties agree to bear their own respective attorney's fees and costs in said cases.

  5.
  The pending actions against New CF&I, Inc. and Oregon Steel Mills, Inc. d/b/a CF&I Steel, L.P. regarding Case Numbers 27-CA-15562, 27-CA-15750, 27-CA-16054 and 27-CA-16164 are dismissed with prejudice, each party to bear its own respective attorneys' fees and costs incurred, and finally discharged by the National Labor Relations Board, or an appropriate Court of Appeals without any liability or requiring any action whatsoever against or to be taken by New CF&I, Inc., CF&I Steel L.P., Oregon Steel Mills, Inc. ("OSM") or RMSM.

  6.
  This Agreement is approved by the National Labor Relations Board (NLRB) as a non Board settlement dispositive of all issues pending in Cases 27-CB-3780, 27-CB-3982 and 27-CB-4003 and the General Counsel for the NLRB withdraws the complaints in Cases 27-CB-3780, 27-CB-3982 and 27-CB-4003. The Parties agree to bear their own respective attorneys' fees and costs in said cases.

  7.
  Case No. 97-CV-668 originally filed before the District Court, County of Pueblo, State of Colorado, Division E, against United Steelworkers of America, et. al. and all appeals and all injunctive relief granted is dismissed with prejudice, each party to bear its own respective attorneys' fees and costs incurred, and finally discharged without any liability or requiring any action whatsoever against or to be taken by any defendant.

  8.
  Civil Action No. 00-M-873, originally filed in the United States District Court for the District of Colorado as United Steelworkers of America v. Oregon Steel Mills, Inc. and CF&I Steel, L.P., d/b/a Rocky Mountain Steel Mills is dismissed with prejudice, each party to bear its own respective attorneys' fees and costs incurred, and finally discharged without any liability or requiring any action whatsoever against or to be taken by any defendant.

  9.
  The Union withdraws as an intervenor in Case No. 02CA0715 pending before the Court of Appeals, State of Colorado and originally filed in the District Court of the County of Denver, Case No. 01CV5588 as CF&I Steel, L.P. d/b/a Rocky Mountain Steel Mills v. Air Pollution Control Division, Colorado Dept. of Public Health and Environment, State of Colorado. The Union also shall withdraw any and all pending Open Records Act requests which are the basis of the lawsuit and agrees that it shall not disclose any documents that are the subject of the lawsuit, or any information therein.

  10.
  The Union withdraws as an intervenor in Case No. 009524 pending before the United States Court of Appeals for the Tenth Circuit as CF&I Steel, L.P. d/b/a Rocky Mountain Steel Mills v. Regional Administrator, U.S. Environmental Protection Agency Region VIII and U.S. Environmental Protection Agency.

  11.
  The Union does not enter an appearance as an intervenor in Case No. 03CV608 filed in the United States District Court for the District of Colorado as United States of America v. CF&I Steel, L.P. d/b/a Rocky Mountain Steel Mills.

        B.    The Parties further agree that any subsequent action by any court, administrative agency, or any other entity, authority, or person which negates, in whole or in part, conditions precedent 1, 2, 6 and 7 shall give the Union the right to render the entirety of this Agreement null and void. Any subsequent action by any court, administrative agency, or any other entity, authority, or person which negates, in whole or in part, conditions precedent 3, 4, 5, 8, 9, 10, and 11 shall give the Company the right to render the entirety of this Agreement null and void. If any payments have been made by RMSM, they shall be immediately returned to RMSM and RMSM shall be immediately entitled to unilaterally reverse any affirmative actions taken by RMSM to the status quo immediately prior to this Agreement taking effect. However, none of the Parties to this Agreement shall have the right to change its position with respect to the conditions precedent once those conditions precedent have occurred. Further, once the NLRB has approved this Agreement as a Non-Board Settlement dispositive of all issues pending in Cases 27-CA-15562, 27-CA-15750, 27-CA-16054 and 27-CA-16164, and the General Counsel for the NLRB has approved the withdrawal of cases 27-CA-15562, 27-CA-15750, 27-CA-16054 and 27-CA-16164, then neither party shall have the right to declare the LDS null and void; nor shall the Company have the right to unilaterally reverse any affirmative action taken by the Company under the terms of this Agreement.

        C.    The Union and the Company will each use its best efforts to secure the withdrawal and dismissal of all pending contempt charges, civil actions, litigation and administrative charges or complaints of any kind not listed in Paragraph IA and its subparts and filed in any federal, state, or local court or agency, brought against the Company, any Company employee (including supervisors), the USWA, Local 2102, Local 3267, any USWA employee, any Local 2102 or 3267 employee, any USWA officer, agent or representative, any Local 2102 or 3267 officer, agent or representative or any USWA member, for any activity related to the labor dispute. Nothing in this paragraph will require the withdrawal or dismissal of any issues relating to work place safety.

        D.    The Union and the Company shall not support and will each use its best efforts to persuade any other party (including Company and Union employees) with which either Party is associated or has a business relationship to withdraw all pending contempt charges, civil actions, litigation, and administrative charges and complaints of any kind not listed in Paragraph IA and its subparts and filed with any federal, state, or local court or agency, brought against the Company, or any of its employees (including supervisors), the USWA, Local 2102, Local 3267, any USWA employee, any Local 2102 or 3267 employee, any USWA officer, agent or representative, any Local 2102 or 3267 officer, agent or representative, or any USWA member, related to the labor dispute which has been or may be in the future initiated. Nothing in this paragraph will apply to any issues relating to work place safety.

        E.    The Union agrees that it will not in any further manner voluntarily participate in the lawsuits identified in Paragraphs I. A. 9, 10 or 11. The Union agrees that it will not submit any comments in response to public comments solicited by the EPA with respect to the proposed settlement of the lawsuit identified in Paragraph I. A. 11, after the Tentative Agreement Date. The Union agrees that it will promptly notify RMSM if it is asked to provide testimony or documents by any person or entity concerning the lawsuits identified in Paragraphs I. A. 9, 10 or 11 or if it is served with any order of a court or subpoena requiring testimony or the production of any documents concerning the lawsuits identified in Paragraphs I. A. 9, 10 or 11. The Union agrees it will not encourage or solicit any person or entity to cause the Union to receive a subpoena or order of a court or agency relating to the lawsuits identified in Paragraphs I. A. 9, 10 or 11, and the Union shall use its best efforts to cooperate with RMSM if RMSM chooses to use available legal procedures to attempt to quash the subpoena or to obtain a protective order.

II.

RELEASE OF LIABILITY AND INDEMNIFICATION

        A.    The Union, in consideration for the terms contained in this agreement, the sufficiency of which is hereby acknowledged, hereby agrees to release, acquit and forever discharge RMSM, New CF&I, Inc., CF&I Steel, L.P., Oregon Steel Mills, Inc. and each of its subsidiaries (hereinafter referred to collectively as "Released Employers"), each and every subsidiary corporation, division, or entity whether wholly or partially owned by Released Employers, in addition to each and every officer, director, agent, stockholder, insurer, legal representative, employee, successor or assign of the Released Employers from:

    i.
    any and all claims, demands, causes of actions, unfair labor practices, and liabilities, both known and unknown; and

    ii.
    particularly, without limiting the generality of the foregoing, all matters within the control of the Union;

relating to or arising out of any of the following:

  1.
  Charge Numbers 27-CA-15562, 27-CA-15750, 27-CA-16054, 27-CA-16164 filed with the National Labor Relations Board against New CF&I, Inc. and Oregon Steel Mills, Inc. d/b/a CF&I Steel, L.P.;

  2.
  Case 00-CV-873, pending before the Tenth Circuit Court of Appeals and originally filed in the United States District Court for the District of Colorado as United Steelworkers of America v. Oregon Steel Mills, Inc. and CF&I Steel, L.P. d/b/a Rocky Mountain Steel Mills;

  3.
  The strike that began on October 3, 1997;

  4.
  The Union's unconditional offer to return to work on December 30, 1997;

  5.
  Any alleged violations of the National Labor Relations Act by the Company in negotiations between the Company and Union prior to the Tentative Agreement Date;

  6.
  Any alleged unilateral actions taken by the Company prior to the Tentative Agreement Date without properly negotiating such actions with the Union; and

  7.
  Job eliminations, consolidations, modifications, or changes in any way to the operations at RMSM, the size and direction of the workforce at RMSM, or terms and conditions of employment prior to the Tentative Agreement Date.

However, the provisions of this paragraph shall not apply to any violations of this Agreement nor to any violations of the Parties' new collective bargaining agreements.

        B.    RMSM, New CF&I, Inc., CF&I Steel, L.P., Oregon Steel Mills, Inc. and each of its subsidiaries and each and every subsidiary corporation, division or entity whether wholly or partially owned by RMSM, New CF&I, Inc., CF&I Steel, L.P., and Oregon Steel Mills, Inc. in consideration for the terms contained in this agreement, the sufficiency of which is hereby acknowledged, hereby agrees to release, acquit and forever discharge the United Steelworkers of America, AFL-CIO-CLC, Locals 2102 and 3267 (hereinafter referred to collectively as "Released Unions"), in addition to each and every officer, director, agent, member, insurer, legal representative, employee, successor or assign of Released Unions from:

    i.
    any and all claims, demands, causes of actions, unfair labor practices, and liabilities, both known and unknown; and

    ii.
    particularly, without limiting the generality of the foregoing, all matters within the control of the Company;

relating to or arising out any of the following:

  1.
  Charge Numbers 27-CB-3780, 27-CB-3982, and 27-CB-4003 filed with the National Labor Relations Board against the United Steelworkers of America and its Locals 2102 and 3267.

  3.
  CF&I Steel, L.P. v. United Steelworkers of America, et. al., 97-CV-668, originally filed in the District of Pueblo, Colorado, Division E.

  4.
  The strike that began on October 3, 1997.

  5.
  Any alleged act of misconduct by any Union officers, members, director, agent, insurer, legal representative, employee, successor or assign arising out of or related to the labor dispute and allegedly occurring during the period of the labor dispute.

  6.
  Activities arising from the Union's corporate campaign during the period of the labor dispute.

However, the provisions of this paragraph shall not apply to any violations of this Agreement nor to any violations of the Parties' new collective bargaining agreements.

        C.    The Union hereby agrees to and does hereby indemnify and hold harmless each and all of the Released Employers released under this Agreement from any and all claims, demands, costs of court, attorneys fees, damage claims, and causes of action which may hereinafter be asserted by the Union, or any of its employees, agents, or representatives, if related to items covered by this release and/or arising out of the matters described in Paragraph A of this section. The Parties acknowledge, however, that the indemnification obligation as set forth in this Section does not apply to disputes or controversies relating to the interpretation or application of this Agreement and that such disputes shall be resolved pursuant to the dispute resolution procedure set forth in Section XII of this Agreement. This paragraph does not apply to any disputes concerning the new collective bargaining agreements.

        The Company hereby agrees to and does hereby indemnify and hold harmless each and all of the Released Unions released under this Agreement from any and all claims, demands, costs of court, attorneys fees, damage claims, and causes of action which may hereinafter be asserted by the Company, or any of its employees, agents, or representatives, if related to items covered by this release and/or arising out of the matters described in Paragraph B of this section. The Parties acknowledge, however, that the indemnification obligation as set forth in this Section does not apply to disputes or controversies relating to the interpretation or application of this Agreement and that such disputes shall be resolved pursuant to the dispute resolution procedure set forth in Section XII of this Agreement. This paragraph does not apply to any disputes concerning the new collective bargaining agreements.

        D.    Based upon mutual covenants and promises made by the Parties to this Agreement, and based upon agreements reached in the respective Collective Bargaining Agreements at Rocky Mountain Steel Mills, the Union and the Company agree that the interest of every person affected by this Agreement have been adequately and fully protected and that when take as a whole, the consideration provided herein is of great value to all affected parties, and all parties deem such consideration adequate for the settlement of the Labor Dispute.

        The Parties recognize and agree that the consideration described herein shall be the sole financial vehicle for the reimbursement of employees for any losses, damages, or expenses relating in any way to the strike on October 3, 1997 and the related labor dispute. Any payments made pursuant to the LDS shall constitute the sole and complete obligation on behalf of RMSM. Any individual receiving money pursuant to the LDS shall be required to sign a release and acknowledgment form to be prepared by RMSM, a copy of which is attached hereto as Attachment I in which eligible employees acknowledge that receipt constitutes a full and complete waiver of any rights to sue RMSM, or any Released Employer in this Agreement, for damages resulting from the labor dispute or strike on October 3, 1997.

        E.    The Parties agree that each will use its best efforts to secure the withdrawal of any criminal charges pursued against persons, including both employees and union members, for any activity related to the labor dispute.

        F.     The Parties agree that entering into this Agreement shall not be construed as an admission of liability by either RMSM or the Union and that this Agreement is entered into solely for the purposes of avoiding the risks of litigation and to promote peaceful labor relations between the Parties.

III.

TERMINATION OF CORPORATE CAMPAIGN

        A.    The Parties hereby recognize that in order to foster a cooperative and productive collective bargaining relationship, it is in the best interest of both RMSM and the Union to refrain from public disparagement of each other. The Parties further recognize that many inflammatory and potentially harmful allegations and claims have been exchanged against the other Party during the period of the labor dispute and that it is in both Parties' interests to have a cooling down period wherein both agree to refrain from this activity and to rebuild a positive relationship.

        B.    To achieve the purposes expressed in Paragraph IIIA above, the Parties hereby agree that, for the term of the collective bargaining agreement, the Union shall not engage in any of the following activities, nor shall it assist, aid, support, instigate, encourage any other person or entity to do what the Union has agreed not to do, or otherwise take any part in the same conduct if the conduct is related to or arises out of the Union's corporate campaign instituted as a result of the strike in 1997 at RMSM, any of the cases listed in Paragraph IA, or the labor dispute which is the subject of this Agreement.

However, the provisions of this paragraph shall not apply to any violations of this Agreement nor to any violations of the Parties' new collective bargaining agreements.

  1.
  Contacting lenders, bankers, or other persons involved with the financial dealings of Rocky Mountain Steel Mills (RMSM) and Oregon Steel Mills and each of its subsidiaries (OSM) for the purpose of adversely affecting either RMSM or OSM's financial interests, or for the purpose of disparaging RMSM or OSM, its officers, directors, or employees, products, or business decisions.

  2.
  Contacting customers or suppliers for RMSM or OSM for the purpose of adversely affecting RMSM or OSM's business interests or for the purpose of disparaging RMSM or OSM, its officers, directors, or employees, products or business decisions.

  3.
  Involvement in any way with city, county, municipal, or other governmental entities' decisions on whether to purchase product manufactured by RMSM or OSM where the purpose of such involvement is to adversely affect the interests of RMSM or OSM or to discourage the purchase of products manufactured by RMSM or OSM.

  4.
  Initiating, urging, encouraging, or participating in legal action or agency investigations adversely affecting the interests of RMSM or OSM.

  5.
  Any other "corporate campaign" activities aimed at OSM or RMSM for the purpose of negatively impacting RMSM or OSM's business interests. However nothing in this paragraph shall prohibit the Union from making public statements, issuing press releases or otherwise taking part in communications in a public forum which negatively characterizes RMSM, OSM, their officers, directors, employees, products or business decisions.

        C.    To achieve the purposes expressed in Paragraph III A above, the Parties hereby agree that for the term of the collective bargaining agreement, the Company shall not initiate, urge, encourage, or participate in legal action or agency investigations adversely affecting the interests of the Union, if the conduct in question is related to or arising out of the Union's corporate campaign instituted as a result of the strike in 1997 at RMSM, any of the cases listed in Paragraph IA or the labor dispute which is the subject of this Agreement. Nor shall the Company assist, aid, support, instigate, encourage any other person or entity to do what the Company has agreed not to do, or otherwise take any part in the same conduct.

        D.    After the execution of this Agreement, the Union shall jointly issue a statement and press release with RMSM indicating that the labor dispute between the Parties is settled and promoting a positive relationship between the Company and the Union and its membership. Further, the Parties agree that by mutual agreement additional joint press releases or announcements to the press, employees, union members, or other interested Parties may be issued after the execution of this Agreement. RMSM and the Union further agree that neither Party will publicly disparage or undermine this settlement, or the terms of this Agreement.

        E.    In the event that the Union or Company breaches the terms provided for in Section IIIB or IIIC, the aggrieved Party shall have the right to pursue appropriate remedies as set forth in Article XII of this Agreement.

IV.

RETURN TO WORK

        A.    During the course of the current negotiations, the Union stressed the need to provide its members with job opportunities and employment security. RMSM has stated its need to obtain staffing levels and flexible work practices that would increase RMSM's competitive potential and enhance its ability to be a sustaining employer in a highly competitive market. To resolve the respective concerns and differences, the Parties have agreed to a Return to Work Agreement which is attached as Attachment A with related Attachments B-E and H. The Parties further agree that the Return to Work Agreement shall supercede any conflicting provisions of the applicable collective bargaining agreement between the Parties and shall take preference in any grievance or dispute concerning how the Return to Work Agreement is administered and interpreted.

V.

TRAINING

        The Parties agree that, after the execution of this Agreement, employees shall be provided training opportunities as set forth in Attachment F, Training Agreement.

VI.

SENIORITY

        A.    Employees who participated in the strike which commenced on October 3, 1997 and subsequently returned to work at RMSM shall have the same plant continuous service date as before the strike pursuant to the terms set forth in Article 7, Section 2 of the Collective Bargaining Agreement which applies to the bargaining unit in which they are a member.

        B.    An employee's plant continuous service date shall not solely determine the employee's eligibility for benefits. Employees who have returned to work at RMSM or will return to work from the recall list shall be required to meet all eligibility requirements for any benefits provided by RMSM pursuant to the new Collective Bargaining Agreements. However, returning strikers will not be required to meet the "time in service" eligibility requirements for Long Term Disability (LTD) claims or Sickness and Accident Benefit claims as set forth more specifically in the applicable collective bargaining agreements.

        C.    Employees who participated in the strike shall not receive any additional payment for any benefits provided to RMSM employees for the time between October 3, 1997 and the date the employee returned to work except as otherwise provided concerning the Long Term Disability (LTD) benefits and the Sickness and Accident (S&A) benefits.

        D.    The Parties agree that the employees who have returned to work or who shall return to work after the effective date of this Agreement shall not accrue work time for the time before the employee returned to work for the purposes of calculating vacation days. The employee's annual adjusted vacation allotment shall be calculated pursuant to the procedure set forth in Article 16, Section 1 of the applicable collective bargaining agreements. However, for the purpose of determining an employee's eligibility for additional weeks of vacation under Article 16, Section 1 the employee's continuous service date is defined as in Paragraph VI. A. above shall apply.

VII.

AMNESTY FOR CONDUCT DURING THE LABOR DISPUTE

        A.    The Parties agree that it is in the best interests of both sides to minimize retaliation and discrimination against those employees who decided either to strike or not to strike and cross the picket line. Accordingly, both Parties agree that, no employee or union member shall be disciplined or discriminated against in any fashion based on his or her decisions, actions, omissions, or statements related to or arising out of the labor dispute during the period of the labor dispute. The Parties expressly recognize that RMSM shall not take disciplinary action against employees based on any misconduct related to or arising out of the labor dispute alleged to have occurred during the period of the labor dispute. The Union shall also not take any disciplinary action, nor attempt to fine or otherwise sanction members who did not honor the picket line established by the Union on October 3, 1997, including any penalties, based on violations of Union rules, regulations or bylaws. However, nothing in this Agreement will require the Union to accept any RMSM employee as a Union member.

        B.    The Parties agree that RMSM will rescind any prior disciplinary actions including discharges, disciplinary warnings, or suspensions for alleged misconduct related to or arising out of the labor dispute. Said rescinded disciplinary actions will not be relied upon by RMSM for any purpose in the future.

        C.    This Agreement does not require RMSM to rescind any disciplinary actions, including discharges, disciplinary warnings, or suspensions unrelated to the labor dispute, nor affect RMSM's right in any way to refer or rely upon said past disciplinary actions in the future, so long as such reliance is in accordance with the Parties' collective bargaining agreements.

VIII.

SETTLEMENT OF GRIEVANCES

A.
The Parties agree that all unresolved grievances filed by members or representatives of Locals 2102 and 3267 prior to the execution of this Agreement shall be hereby dismissed and forever finally resolved and settled except as agreed to between the Parties in a list of excluded grievances in Attachment G.

B.
The Parties agree that all retained grievances shall be resolved in the following manner:

(1)
The Parties will undertake serious and good faith efforts to resolve within forty-five (45) calendar days after the effective date of the Agreement all retained grievances filed prior to December 1, 2003.

(2)
Grievances not resolved within the above forty-five (45) calendar day period will be submitted to non binding mediation before a mediator mutually agreed upon by the Parties.

(3)
Within fourteen (14) calendar days following the above forty-five (45) calendar day period the Parties will select the mediator(s) and schedule mediation sessions on the following basis:

a.
The Parties agree to submit at least five (5) grievances each day; to schedule at least two (2) mediation days each week with the designated mediator(s); and to engage in the mediation process until all unresolved grievances have been submitted.

b.
The Parties will present their respective positions in summary fashion to the mediator. Each side's opening presentation shall not exceed 30 minutes. Each side shall have an additional 15 minutes for rebuttal presentation.

c.
At the conclusion of the presentation, the mediator will issue a non-binding recommendation.

d.
The cost of the mediation process shall be shared equally between the Company and the Union.

(4)
Non-discharge grievances filed prior to December 1, 2003 that are not resolved pursuant to the above procedures will be submitted to the following expedited arbitration process:

a.
The designated arbitrators are the same as identified in Attachment A (D) (1) (a) of this Agreement.

b.
The Company and the Union shall alternate selection of the designated and available arbitrator from the above list to hear four (4) cases each hearing day and to schedule at least two (2) hearing days each week with the designated arbitrator. The Parties agree to schedule all unresolved non-discharge grievances for arbitration in this manner until all non-discharge grievances have been resolved.

    c.
    The Company and the Union may submit summary presentations to the designated arbitrator. Each side's opening presentation shall not exceed 45 minutes. Each side shall have an additional 15 minutes for rebuttal presentation.

    d.
    The Company and the Union may present witnesses during their opening presentations. Said witnesses shall be subject to cross-examination. Either side may present the mediator's recommendation as part of their opening presentation.

    e.
    The designated arbitrator will issue a summary written decision within forty-eight (48) hours following the close of the hearing. The designated arbitrator's decision is final and binding on all parties.

    f.
    The cost of the arbitration shall be shared equally between the Company and the Union.

  (5)
  Discharge grievances filed prior to December 1, 2003 that are not resolved following mediation will be placed in Step 4 of the Parties grievance procedure under the new collective bargaining agreements and will be further resolved pursuant to Articles 8 and 9 of the new collective bargaining agreements.

  (6)
  All grievances filed on or after December 1, 2003 will be resolved pursuant to Articles 8 and 9 of the new collective bargaining agreements.

IX.

RESOLUTION OF ALLEGED UNFAIR LABOR PRACTICES

        A.    The Parties agree that this Agreement provides for an agreed upon resolution to the alleged unfair labor practices set forth in Case Numbers 27-CA-15562, 27-CA-15750, 27-CA-16054 and 27-CA-16164. The Parties recognize that a decision and order was issued by Administrative Law Judge Albert A. Metz (Metz Decision) on May 17, 2000 which made certain findings concerning the alleged unfair labor practices and provided for certain affirmative actions on the part of the Company. The Parties have carefully considered Judge Metz' decision and believe that this Agreement embodies a fair and equitable resolution which is in the benefit of all parties and avoids the uncertainty and risk associated with litigation.

X.

EARLY RETIREMENT WINDOW

        The Company will offer bargaining unit employees as of the Effective Date of the Labor Dispute Settlement Agreement for the duration of an election period, the following Early Retirement Window benefits in accordance with their length of Seniority (including service with predecessor companies, as of the date of ratification) until a maximum of 200 employees have accepted such offers:

  A.
  immediate and unreduced pension benefits for all service with RMSM (including the period of the labor dispute); and

  B.
  for each year of service prior to March 3, 1993 (including service with predecessor companies) an additional monthly pension benefit of $10.00.

  C.
  In exchange for the early retirement benefits listed above in A. and B., employees who accept early retirement shall be required to sign a full release of all claims against the Company, subject to the approval of the Union, and will not be eligible for re-employment with the Company. Employees who accept the early retirement benefits shall not be eligible for pension benefit improvements in the Collective Bargaining Agreements other than those benefit improvements described in this Section X.

  D.
  The parties shall work together to structure the timing of any early retirements for the purpose of minimizing any adverse effect on the Company's operations.

  E.
  The Company shall be responsible for drafting a Summary Plan Description for the Early Retirement Window, subject to the approval of the Union.

XI.

BACK PAY & TRUST

        [See Attachment J (Memorandum of Understanding) to LDS revising and replacing Article XI of the Rocky Mountain Steel Mills Labor Dispute Settlement Agreement]

XII.

DISPUTE RESOLUTION PROCEDURE

        Any and all disputes relating to the meaning and application of this Agreement shall be excluded from the grievance and arbitration provisions of the collective bargaining agreement except those relating to Sections IV. Return to Work, V. Training, VI. Seniority, VII. Amnesty for Conduct during the Labor Dispute and VIII. Settlement of Grievances. For disputes not governed by the grievance and arbitration provisions, either Party shall have the right to file a breach of contract action against the other in the United States District Court for the District of Colorado.

XIII.

MISCELLANEOUS

        No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, waiver, modification or discharge is agreed to in writing by the Party or a duly authorized agent of the Party. No waiver by a Party of any breach by the other Party of, or of any compliance by the other Party with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar conditions or provisions of the same type or at any prior or subsequent time. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, including but not limited to settling all disputes and litigation. Any rule of construction to the effect that any ambiguities are to be resolved or construed against the drafting party are not be applied to the interpretation of this Agreement. No agreements or representations, oral or written, expressed or implied, other than those set forth herein have been made by either Party with respect to the subject matter hereof.

/s/ ROB SIMON Rob Simon Vice President/General Manager On behalf of Rocky Mountain Steel Mills	/s/ LEO GERARD Leo Gerard, International President On behalf of United Steelworkers of America AFL-CIO CLC
/s/ L. RAY ADAMS Vice President and CFO On behalf of CF&I Steel, L.P., and its subsidiaries, corporations, divisions, and entities	/s/ TERRY BONDS Terry Bonds, Director District 12 On behalf of United Steelworkers of America, AFL-CIO, CLC

/s/ DAVE KINS Dave Kins, Sub-District Director District 12 On behalf of United Steelworkers of America, AFL-CIO, CLC

ATTACHMENT J

MEMORANDUM OF UNDERSTANDING ON ARTICLE XI

A.
Initial Back Pay Payment

  Within 10 days of the Effective Date of the LDSA, the Company shall pay $2,500 to each Beneficiary (as beneficiary is defined in B.2., below).

B.
The Trust

1.
Upon the Effective Date of the LDSA, the parties shall establish a Back-Pay Trust (the Trust) which shall hold four million shares of common stock of Oregon Steel Mills, Inc. (OSM) (the Back-Pay Stock) as further described below.

2.
Beneficiaries—The beneficiaries of the Trust shall be those individuals who as of October 3, 1997 were: (i) employees of the Company; (ii) represented by the United Steelworkers of America; (iii) as of December 31, 1997 had not Separated, as defined below; and (iv) are entitled to BPT Units as described below (the "Beneficiaries").

    Notwithstanding the above, Beneficiaries shall include those individuals who were employed by the Company as of October 3, 1997 and died before the Effective Date.

  3.
  Trustees—The Trustees to the Trust will be fiduciaries chosen, in equal numbers, by Rocky Mountain Steel Mills and the United Steelworkers of America. The Trustees duties and obligations will be set forth in the Trust Agreement to be discussed and entered into by the parties.

  4.
  Allocation of BPT Units—A Beneficiary's individual allocation shall be based on the number of days from December 31, 1997 until the earliest of: (i) the date on which the Beneficiary Separated, (ii) the date on which the Beneficiary was returned to work at the Company, or (iii) the Effective Date of the LDSA.

    Each such day shall entitle the Beneficiary to one BPT Unit, and the Beneficiary's interest in the Trust shall be, irrespective of any distributions made to that individual from the Trust, the number of BPT Units originally provided to the Beneficiary measured as a percentage of the total number of BPT Units. BPT Units shall not be transferable except in the event of death, in which case the outstanding allocation and rights thereto shall be transferred to the Beneficiary's estate.

    Notwithstanding the above, employees who returned to work on a temporary basis will also receive one BPT Unit for every day that they were on layoff between their initial return to work and the Settlement Date.

    Employees who declined an offer to return to work without a documented medical justification shall receive one BPT Unit for every day between December 31, 1997 and the date that they were offered the opportunity to return to work.

    Prior to the initial payment under the Trust Agreement or under the Back Pay Profit Sharing as referenced in C. below, the Company and the Union will prepare an agreed upon list of Beneficiaries under the LSDA (including estates, if appropriate) and the corresponding BPT Units for each such Beneficiary. The Company and the Union will establish a process by which Beneficiaries may dispute the content of the agreed upon list.

    In the event of disputes regarding the above, the issue shall be resolved by the District Director or his/her designee; provided that, after the completion of the list dispute process, any modifications to BPT Units will be applicable to future payments only.

  5.
  Separation—Any one the following events: quitting, dying, final termination under the provisions of the collective bargaining agreement, or retiring shall be referred to herein as a Separation.

  6.
  Corporate Changes—In the event that there are material changes in either the capital structure or corporate structure and/or ownership of the Company, New CF&I or OSM the parties shall modify the Trust in such a fashion that the payouts and obligations are unaffected.

  7.
  The Company agrees to provide interest free loans to the Trust to cover the cost of the independent fiduciary's fees and expenses. The loans will be repaid with the proceeds from the sale of the Back-Pay Stock.

  8.
  Back-Pay Stock (BPS)

Number of Shares	4,000,000.
Registration of Shares
OSM agrees to provide registration rights as will be set forth in a Registration Rights Agreement to be discussed and entered into by the parties. The Company shall be responsible for drafting all necessary stock transfer documents, subject to the approval of the Union.
Underwritten Offering
In the event that within 90 days of the Effective Date of the LDSA, OSM offers to sell the BPS in an underwritten offering ("Offering"), the Trust will have the right to participate as a selling shareholder in the Offering for the sale of all shares held by the Trust at the time of the Offering. If the Trust elects to participate in the Offering, OSM will pay on behalf of the Trust, the underwriting discounts and commissions and offering expenses that would otherwise be incurred by the Trust related to the common stock shares sold by the Trust and the Trust will be responsible for its own legal expenses. OSM may or may not sell additional shares in the Offering. The underwriter will be selected by OSM in its sole discretion.
Distribution	Distributions from the Trust will be addressed in the Trust Agreement.
Voting Agreement	The Trust Agreement will contain a provision requiring the Trustees to vote the BPS in support of the position of the Company's management.

  C.
  Back Pay Profit Sharing

    The Company agrees to a ten (10) year Profit-Sharing obligation (the Back-Pay Profit-Sharing Obligation) as described herein.

    Back-Pay Profit-Sharing Obligation (BPPSO)

Period	January 1, 2004 - December 31, 2013
Obligor	The BPPSO shall be a joint and several obligation of CF&I Steel, L.P. (d/b/a Rocky Mountain Steel Mills) and New CF&I, Inc.
Obligee	Beneficiaries of the Trust described above in Section B.
Amount
For the years 2004 and 2007 through 2013 25% of the Company's Quarterly Profit and for the years 2005 and 2006 30% of the Company's Quarterly Profit (less payments under the Profit Participation as defined in Article 34—Profit Participation—of the 2004 Collective Bargaining Agreement for all years) as that term is defined in Article 34—Profit Participation—of the 2004 Collective Bargaining Agreement.
Carryforward/Carryback
In any calendar year distributions from the Pool to satisfy the BPPSO shall not exceed the Cap (as defined below); provided however, beginning after July 1, 2004 that to the extent the portion of the Pool dedicated to the BPPSO in that year exceeds the Cap, any amount in excess of the Cap shall be carried-over and distributed in the first quarter of the next year subject to the Cap applicable to that period, and further provided that in the event the portion of the Pool dedicated to the BPPSO in any given year is smaller than the Cap, distributions to satisfy the BPPSO greater than the Cap shall be permitted in subsequent years until such time as the average annual distribution to satisfy the BPPSO for the relevant Period equals the average Cap for the relevant period. Payments under the BPPSO and all obligations under the Carryforward/Carryback provision shall cease as of December 31, 2013, even if the average annual distribution to satisfy the BPPSO for the entire period is less than the average Cap.

Cap	Period	Cap ($ in Millions)
	2004	$3.0
	2005	$3.0
	2006	$3.0
	2007	$3.0
	2008	$3.0
	2009	$4.0
	2010	$4.0
	2011	$4.0
	2012	$4.0
	2013	$4.0
Distribution
	Profits shall be distributed by the Company within thirty (30) days of the end of each fiscal quarter (sixty days after the fourth quarter) to Beneficiaries of the Trust (as described in B. above), allocated on the basis of the number of BPT Units to which such beneficiary is entitled.
Administration of the Plan	As per Article 34—Profit Participation—of the 2004 Collective Bargaining Agreement.
Prompt Payment	As per Article 34—Profit Participation—of the 2004 Collective Bargaining Agreement.
Summary Description	As per Article 34—Profit Participation—of the 2004 Collective Bargaining Agreement.
  D.
  Reporting / Information

    On a quarterly basis, OSM shall provide the Union with consolidating financial statements for New CF&I, Inc. and consolidating financial statements consisting of New CF&I, Inc. and Oregon Steel Mills, Inc., as long as the Trust owns at least 100,000 shares of stock in Oregon Steel Mills, Inc. Annually, the Company will provide the Union with audited financial statements and a Board approved operating plan for CF&I, New CF&I and OSM for the subsequent year. All financial statements shall be prepared on a consolidated and consolidating basis.

    Upon request, the Company shall provide the Union with all other information reasonably requested in connection with the administration of the Trust and/or the BPPSO.

  E.
  Taxes

    The Company agrees that it is responsible for the employer portion of any employment taxes owed on all amounts it pays pursuant to A., B. or C., above. However, in the event that OSM offers to sell the BPS in the Offering within the stated 90-day period, whether or not the Trust elects to participate in the Offering, the Trust will be responsible for the employer portion of any employment taxes owed on all amounts pursuant to B. above.

  F.
  Rights of Beneficiaries.

    The rights of the Beneficiaries with respect to the Back-Pay Stock and any proceeds therefrom will be contained in the Trust Agreement. The rights of the Beneficiaries with respect to the Initial Back Pay Payment under Article XI. A. and the Back-Pay Profit-Sharing payment under Article XI.C. above will be "vested rights of the Beneficiaries", as of the Effective Date of the

    LDSA, subject to the other terms of this Memorandum of Understanding and the LDSA relating to dispute resolution and administration of the Plan. For purposes of this Article XI.F., "vested rights of the Beneficiaries" means that the collective rights of the Beneficiaries cannot be impaired or taken away without the prior consent of a majority in number of the then current Beneficiaries.

QuickLinks

ROCKY MOUNTAIN STEEL MILLS LABOR DISPUTE SETTLEMENT AGREEMENT